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                                                                    Brothers
                                                                    Harriman

                          CUSTODY FEE OFFSET AGREEMENT

      THIS AGREEMENT is made as of July 5, 2005 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York ("BBH"), and each fund listed on Appendix A to this Agreement (each a "Fund").

      WHEREAS, BBH provides certain custody services pursuant to written agreement(s) between each Fund and BBH ("Custody Agreement") and each Fund compensates BBH for such custody services pursuant to a written fee letter between each Fund and BBH ("Custody Fee Letter"); and

      WHEREAS, each Fund desires to make use of BBH's institutional U.S. equity execution services (the "Services") in accordance with its standard terms and conditions and related custody fee offset program (the "Custody Fee Offset Program"), and BBH is willing to render such Services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. USE OF CUSTODY FEE OFFSET PROGRAM. Each Fund's participation in the Custody Offset Fee Program will be in accordance with the terms and conditions of this Agreement. Each Fund accepts the terms and conditions of this Agreement by opening a trading account ("Trading Account") with BBH and directing trades to the Trading Account. Each Fund must open its own Trading Account to receive the Services and participate in the Custody Fee Offset Program. All U.S. trades placed through a Fund's Trading Account pursuant to the Service will be treated as eligible trades pursuant to the Custody Fee Offset Program unless the Fund otherwise instructs BBH.

2. RESPONSIBILITY FOR TRADING ACCOUNT AND TRANSACTIONS. Each Fund may not use its Trading Account for margin transactions or for prime brokerage activities. The Trading Account is intended for the placement of delivery vs. payment /receipt vs. payment cash trades. Each Fund is responsible for all transactions processed through its Trading Account. BBH may from time to time refuse to execute trades in its discretion. Each Fund is responsible for determining the suitability of transactions, including compliance with New York Stock Exchange Rule 405.

3. COMMISSIONS. Commission rates for U.S. trades directed to BBH for execution pursuant to the Services and the Custody Fee Offset Program are set forth in Appendix B.

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4.    CUSTODY FEE OFFSET. On a monthly basis, BBH will credit each Fund with a rebate amount calculated in accordance with the terms of Appendix B ("Rebate Amount").

5. APPLICATION OF REBATE AMOUNT. Each Fund's Rebate Amount will be applied to and credited against the fees currently payable by the Fund pursuant to the Custody Agreement, Custody Fee Letter, and Appendix B. In no event shall BBH be required to pay any Rebate Amounts directly to a Fund. BBH will send each Fund an invoice each month calculated in accordance with the Custody Fee Letter and reflecting any Rebate Amount. No investment adviser to a Fund or other person may receive any benefit from BBH as a result of the Fund's participation in the Services or the Custody Fee Offset Program. The Custody Fee Offset Program is intended to benefit only the Fund making use of the Services and participating in the Custody Fee Offset Program. The application of any Rebate Amount is subject to limitations imposed by law or regulation. Once a trade is executed and a Rebate Amount applied, the Rebate Amount may not be reversed except for the purposes of correcting an error.

6. REPORTS AND ACCOUNTING. BBH agrees to provide such reports detailing the application of the Rebate Amount pursuant to the Custody Fee Offset Program as may reasonably be required by each Fund.

7.    REPRESENTATIONS.

      (a) Each party represents that, to the best of its knowledge, the arrangements contemplated under this Custody Offset Program will not result in a violation of any law, rule or regulation or limitation applicable to that party, or in breach by it of any fiduciary duty.

      (b) Each Fund represents as follows: (i) that the arrangements contemplated under this Custody Fee Offset Program are consistent with its policies and have been disclosed as required in its registration statement, shareholder reports and/or other disclosure documents; (ii) with respect to each transaction processed pursuant to the Services and this Agreement, that such transaction is duly authorized and that any application of any Rebate Amount is made in discharge of a bona fide expense of the Fund and does not in any benefit a third party, including the Fund's investment manager; and (iii) that BBH has not offered any legal, tax, accounting or actuarial advice and in connection with the Custody Fee Offset Program and BBH has encouraged each Fund to seek such advice from qualified professionals.

8. INDEMNIFICATION. Each Fund hereby agrees to indemnify BBH, it partners, officers and employees against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim,

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      demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or gross negligence of BBH in the performance of such obligations and duties. This Section 8 shall survive the termination of this Agreement.

9. INDEMNIFICATION. BBH hereby agrees to indemnify each Fund, it agents, officers and trustees against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or gross negligence of a Fund in the performance of such obligations and duties. This Section 9 shall survive the termination of this Agreement.

10.   LIMITATION OF LIABILITY.

      (a) In no event will BBH be liable for any indirect, incidental, special, consequential or punitive damages or costs (whether or not BBH has been advised of or could have foreseen the possibility of such damages) under this Agreement. BBH's responsibility for any direct damages incurred by a Fund in connection with the Custody Fee Offset Program shall not exceed the Rebate Amount credited to such Fund during the calendar year in which such claim arises.

      (b) Each Fund acknowledges and agrees that the Custody Fee Offset Program is intended to benefit the Fund and its shareholders. BBH will not be responsible in the event that the Fund and/or its shareholders do not, for any reason whatsoever, derive such benefit from the Custody Fee Offset Program.

      (c) BBH shall also incur no liability under this Agreement if BBH or any agent or entity utilized by BBH shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control.

      (d) BBH shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Fund hereby agrees to indemnify BBH and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of BBH in the performance of such obligations and duties.

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      (e) Without limiting the generality of any of the foregoing provisions, in no event shall BBH be liable for any taxes, penalties, costs, charges or fees imposed on a Fund in connection with the services hereunder.

      (f) BBH shall have no responsibility or liability to a Fund or any shareholder thereof to ensure that a Fund satisfies any regulatory requirements or any restrictions or limitations thereon with respect to the Services and the Custody Fee Offset Program.

11.   RELIANCE BY BBH ON PROPER INSTRUCTIONS AND OPINIONS OF COUNSEL.

      (a) Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as it shall have from time to time authorized. Those persons authorized to give instructions may be identified by name, title or position. Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered instructions if BBH believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

            With respect to telefax transmissions, each Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured; (ii) BBH cannot verify that authorized signatures on telefax instructions are original, and (iii) BBH shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. Each Fund agrees that such telefax instructions shall be conclusive evidence of such Fund's instruction to BBH to act or to omit to act.

            Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by BBH in reliance upon such oral instructions. Each Fund authorizes BBH to tape record any and all telephonic or other oral instructions given to BBH by or on behalf of each Fund (including any of its officers, Directors, employees or agents or any person or entity which is authorized to give instructions on behalf of a Fund to BBH.)

      (b) BBH may consult with its counsel or a Fund's in any case where so doing appears to BBH to be necessary or desirable. BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund's counsel.

12.   TERMINATION OF AGREEMENT.

      (a) This Agreement shall continue in full force and effect until terminated by BBH or a Fund with respect to itself by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing. In the event a termination notice is given by a party hereto, all expenses associated with the

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      movement of records and materials and the conversion thereof shall be paid by a Fund for which the Custody Fee Offset Program shall cease to be performed hereunder.

      (b) Notwithstanding anything in the foregoing provisions of this Section, if it appears impracticable in the circumstances for BBH to affect the Custody Fee Offset Program for any reason or a Fund terminates its use of the Services, this Agreement shall terminate with respect to that Fund automatically and with immediate effect.

13. AMENDMENT OF THIS AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

            In connection with the operation of this Agreement, the Fund and BBH may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.

            In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

            The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

14. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

15. NOTICES. Notices and other writings delivered or mailed postage prepaid to each Fund at [ ] or to such other address as a Fund may have designated to BBH in writing, or to BBH at 140 Broadway, New York, NY 10005, Attention:
      FX Treasury, or to such other address as BBH may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each Fund and BBH and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

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17.   COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

18. EXCLUSIVITY. The Custody Fee Offset Program furnished by BBH hereunder is not to be deemed exclusive to any Fund, and BBH shall be free to offer the Custody Fee Offset Program to others.

EACH PARTY HERETO HAS CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE.

BROWN BROTHERS HARRIMAN & CO.               TOUCHSTONE FUNDS


BY: /s/  James R. Kent                      BY: /s/ William Dent
   -------------------------                    ----------------------
NAME:  James R. Kent                         NAME:  WILLIAM DENT
TITLE: Managing Director                     TITLE: VICE PRESIDENT
DATE:  July 5, 2005                          DATE:  JULY 5, 2005

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